Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Western Goldfields, Inc. & Subsidiaries on Form SB-2 of our audit report, dated April 12, 2005 of Western Goldfields, Inc. & Subsidiaries which includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our Firm under the captions “Experts” in the Prospectus.

/s/ HJ & Associates, LLC

HJ & Associates, LLC
Salt Lake City, Utah
July 13, 2005